Exhibit 21.1
Workhorse Group Inc.
List of Subsidiaries

•Workhorse Technologies Inc., an Ohio corporation
•Horsefly Inc., a Nevada corporation
•Workhorse Motor Works Inc., an Indiana corporation
•Workhorse Properties Inc., an Ohio corporation
•Stables & Stalls LLC, a Delaware LLC
◦Stables & Stalls Real Estate I LLC, a Delaware LLC (a Stables & Stalls LLC subsidiary)
•RouteHorse LLC, a Delaware LLC
◦ESG Logistics Corp., an Ohio corporation (a RouteHorse LLC subsidiary)
•Omaha Intermediate 2, Inc., a Delaware corporation
◦Omaha Intermediate, Inc., a Delaware corporation (an Omaha Intermediate 2, Inc. subsidiary)
▪Motiv Power Systems, Inc., a Delaware corporation (an Omaha Intermediate, Inc. subsidiary)
•MotivPS Holdings Canada Ltd., a British Columbia, Canada limited company (a Motiv Power Systems, Inc. subsidiary)